Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Del Frisco’s Restaurant Group, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-183627) on Form S-8 and (No. 333-225938) on Form S-3 of Del Frisco’s Restaurant Group, Inc. of our reports dated March 11, 2019, with respect to the consolidated balance sheets of Del Frisco’s Restaurant Group, Inc. and subsidiaries “the Company” as of December 25, 2018 and December 26, 2017, the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 25, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 25, 2018, which reports appear in the December 25, 2018 annual report on Form 10-K of Del Frisco’s Restaurant Group, Inc.
Our report dated March 11, 2019, on the effectiveness of internal control over financial reporting as of December 25, 2018, contains an explanatory paragraph that states the Company acquired Barteca Holdings, LLC during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 25, 2018, Barteca Holdings, LLC’s internal control over financial reporting associated with total assets of $387.9 million and total revenues of $74.2 million included in the consolidated financial statements of the Company as of and for the year ended December 25, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Barteca Holdings, LLC.

/s/ KPMG LLP
Dallas, Texas
March 11, 2019